AMENDMENT No. 1 TO AMENDED & RESTATED EMPLOYMENT AGREEMENT

This Amendment (the “Amendment”) to the Amended and Restated Employment Agreement dated as of February 21, 2012 (the “Original Agreement”), by and between Xcel Brands, Inc., a Delaware corporation (the “Company”) and Robert W. D’Loren (the “Executive”, and together with the Company, the “parties”), is dated as of December 17, 2012.

WHEREAS, the parties have previously entered into the Original Agreement providing for the terms and conditions of the employment of Executive by the Company;

WHEREAS, the parties wish to amend the Original Agreement to amend certain provisions of the Original Agreement as set forth herein.

NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Compensation. Section 1.3(b) of the Original Agreement is hereby deleted in its entirety and replaced by the following:

“(b) Cash Bonuses. Executive shall be eligible for annual cash bonuses (“Cash Bonus”) of up to the Maximum Cash Bonus (as defined below) for each completed calendar year (subject to Section 1.4 hereof) of the Company during the Term in accordance with this Section 1.3(b).  The Cash Bonus shall be the percentage of five percent (5%) of all income generated by the trademarks and other intellectual property owned by the Company (“IP Income”) in excess of $8,000,000 earned and received by the Company in a calendar year as set forth in the chart below. IP Income shall not include amounts paid to the Company or its affiliates as the “Annual Payment” as such term is defined in the Agreement effective December 1, 2009, by and between QVC, Inc. and, IM Ready Made LLC, as amended. The Cash Bonus shall be determined as earned based on the level of the Company’s Adjusted EBITDA (as defined below) achieved for such year against the target level of Adjusted EBITDA (“Target Adjusted EBITDA”) established for such year by the Compensation Committee of the Board (the “Compensation Committee”), in its sole discretion, but with prior consultation with the Executive, as follows:

Annual Level of Target Adjusted EBITDA Achieved for each fiscal year ending December 31, 2011 and thereafter	Percentage of 5% of the IP Income earned by the Company in excess of $8 million
0%-49%	0%
50%-69%	60%
70%-89%	80%
90%-100%	100%

There shall be no interpolation between each target level. The Cash Bonus shall be awarded to the Executive on the date that is the earlier of (i) the 90th day following the end of the fiscal year to which the Cash Bonus relates and (ii) the first business day following the date the Company’s annual report on Form 10-K for the fiscal year to which the Cash Bonus relates is filed with the Securities and Exchange Commission. Notwithstanding the foregoing, all payments of Cash Bonuses shall be made on a date that allows such payments to comply with the requirements of Section 409A of the Code.  Executive shall be eligible to receive a pro rata portion of the Cash Bonus if Executive’s employment is less than a full year or ceases prior to the end of the calendar year for which a Cash Bonus has not yet been paid.

“Adjusted EBITDA” shall mean for any period, for the Company and its subsidiaries on a consolidated basis (without duplication), an amount equal to (a) consolidated net income (as determined in accordance with generally accepted accounting principles of the United States of America as in effect from time to time) (“Consolidated Net Income”) for such period, minus, (b) to the extent included in calculating Consolidated Net Income, the sum of, without duplication, (i) income tax credits for such period, and (ii) gain from extraordinary or non-recurring items for such period (including, without limitation, non-cash items related to purchase accounting), plus (c) the following to the extent deducted in calculating such Consolidated Net Income, (i) interest expense and other finance costs (whether cash or non-cash) for such period (ii) the provision for federal, state, local and foreign income taxes for such period, (iii) the amount of depreciation and amortization expense for such period, (iv) the transaction fees, costs and expenses incurred in connection with the acquisition of Isaac Mizrahi and any other subsequent brand acquisition in such period, (v) all other extraordinary or non-recurring non-cash charges (including, without limitation, non-cash items related to purchase accounting and non-cash items related to earn-outs), and (vi) non-cash stock or equity compensation in such period.”

The “Maximum Cash Bonus” shall mean (i) $450,000 for the 2012 calendar year and (ii) $450,000 for any calendar year commencing 2013, provided, however, that such amount shall be $1,500,000 upon receipt of approval from the Company’s stockholders.

2. Scope of Amendment. Except as specifically amended hereby, the Original Agreement shall continue in full force and effect, unamended, from and after the date hereof.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment, intending to be legally bound hereby, as of the date first above written.

XCEL BRANDS, INC.

By:	/s/ James Haran
Name: James Haran
Title: Chief Financial Officer

EXECUTIVE:

/s/ Robert W. D’Loren
ROBERT W. D’LOREN